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                                                                   EXHIBIT 23-D

                      CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Computer 2000 Aktiengesellschaft


We consent to the incorporation by reference in the registration statement (No. 333-36997) on Form S-3 of Tech Data Corporation of our report dated December 12, 1997, with respect to the consolidated balance sheets of Computer 2000 Aktiengesellschaft and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations and cash flows for each of the years then ended, which report appears in the Form 8-K/A of Tech Data Corporation dated September 14, 1998,



KPMG Hartkopf + Rentrop KG             AWT Allegmeine Wirtschaftstreuhand GmbH


Cologne and Munich,
September 10, 1998